Exhibit 99.1

Energy XXI Initiates Cash Dividend

HOUSTON – Sept. 9, 2008 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI, EXXS) today announced that its board of directors has initiated and declared the first regular quarterly cash dividend on the company’s common stock.
A dividend of $.005 per share was declared on the company's outstanding unrestricted and restricted common stock, payable Oct. 20, 2008, to stockholders of record at the close of business on Sept. 19, 2008.
The board of directors will determine future dividends for Energy XXI common stock on a quarterly basis, with the amount dependent upon earnings, financial condition, capital requirements and other factors. The company currently intends to maintain the declared quarterly dividend level.
“With a solid balance sheet and strong cash flows that comfortably cover the company’s capital requirements, Energy XXI is in a position to reward our shareholders through cash dividends,” Energy XXI Chairman and Chief Executive Officer John Schiller said.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Tristone Capital Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyxxi.com.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com

Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pelhampr.com